                                                                  Exhibit 10.5

                         RECEIVABLES PURCHASE AGREEMENT

                          dated as of November 30, 2004

                                      among

                 AFFINIA RECEIVABLES LLC, as Finance Subsidiary,
            AFFINIA GROUP INC., a Delaware corporation, as Servicer,

                       PARK AVENUE RECEIVABLES COMPANY LLC

                                       and

                           JPMORGAN CHASE BANK, N.A.,
                                    as Agent

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I
                              PURCHASE ARRANGEMENTS

                                   ARTICLE II
                            PAYMENTS AND COLLECTIONS

                                   ARTICLE III
                                 CONDUIT FUNDING

Section 3.1  CP Costs .........................................................6
Section 3.2  Calculation of CP Costs...........................................6

                                   ARTICLE IV
                          FINANCIAL INSTITUTION FUNDING

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

Section 5.1  Representations and Warranties of The Seller Parties..............7
Section 5.2  Financial Institution Representations and Warranties.............12

                                   ARTICLE VI
                             CONDITIONS OF PURCHASES

Section 6.1  Conditions Precedent to Initial Incremental Purchase.............13
Section 6.2  Conditions Precedent to All Purchases............................13

                                   ARTICLE VII
                                    COVENANTS

Section 7.1  Affirmative Covenants of The Seller Parties......................14
Section 7.2  Negative Covenants of The Seller Parties.........................22

                                  ARTICLE VIII
                          ADMINISTRATION AND COLLECTION

                                   ARTICLE IX
                               AMORTIZATION EVENTS

Section 9.1  Amortization Events..............................................27
Section 9.2  Remedies ........................................................29

                                    ARTICLE X
                                 INDEMNIFICATION

                                   ARTICLE XI
                                    THE AGENT

                                   ARTICLE XII
                           ASSIGNMENTS; PARTICIPATIONS

Section 12.1  Assignments.....................................................35
Section 12.2  Participations..................................................35

                                       2

                                  ARTICLE XIII
                                  MISCELLANEOUS

                             Schedules and Exhibits

      Schedule A           Definitions
      Schedule B           Commitments of Financial Institutions
      Schedule C           Documents to be Delivered to the Agent at or before
                           the Initial Purchase
      Schedule D           UCC Search; Filing Information; Location of Records
      Schedule E           Contact Information for Notices
      Schedule F           Lockboxes and Collection Accounts
      Schedule G           Agreed Upon Amounts for Calculations
      Schedule H           Credit and Collection Policy

      Exhibit I            Form of Purchase Notice
      Exhibit II           Form of Compliance Certificate
      Exhibit III          Form of Control Agreement
      Exhibit IV           Form of Assignment Agreement
      Exhibit V            Form of Periodic Report
      Exhibit VI           Form of Performance Undertaking

                             AFFINIA RECEIVABLES LLC
                         RECEIVABLES PURCHASE AGREEMENT

                  This Receivables Purchase Agreement dated as of November 30,
2004 is among Affinia Receivables LLC, a Delaware limited liability company
("Finance Subsidiary"), Affinia Group Inc., a Delaware corporation ("Affinia
Group"), as initial Servicer (the "Servicer" and Performance Guarantor, and
together with Finance Subsidiary, the "Seller Parties" and each a "Seller
Party"), the entities identified on the signature pages of this Agreement as a
"Financial Institution" (together with any of their respective successors and assigns hereunder, the "Financial Institutions"), Park Avenue Receivables
Company LLC ("Conduit", and together with the Financial Institutions, the
"Purchasers") and JPMorgan Chase Bank, N.A., as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the "Agent"). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in
Schedule A.

                             PRELIMINARY STATEMENTS

                  Finance Subsidiary desires to transfer and assign Purchaser
Interests to the Purchasers from time to time.

                  Conduit may, in its absolute and sole discretion, purchase
Purchaser Interests from Finance Subsidiary from time to time.

                  In the event that Conduit declines to make any purchase, the
Financial Institutions shall, at the request of Finance Subsidiary, purchase
Purchaser Interests from time to time.

                  JPMorgan has been requested and is willing to act as Agent on behalf of Conduit and the Financial Institutions in accordance with the terms hereof.

                                   ARTICLE I
                              PURCHASE ARRANGEMENTS

                  Section 1.1 Purchase Facility.

                  (a) Upon the terms and subject to the conditions hereof,
Finance Subsidiary may, at its option, sell and assign Purchaser Interests to the Agent for the benefit of one or more of the Purchasers. In accordance with the terms and conditions set forth herein, Conduit may, at its option, instruct the Agent to purchase on behalf of Conduit, or if Conduit shall decline to purchase, the Agent shall purchase, on behalf of the Financial Institutions,
Purchaser Interests from time to time in an aggregate amount not to exceed at such time the lesser of (i) the Purchase Limit and (ii) the aggregate amount of the Commitments from time to time during the period from the date hereof to but not including the Scheduled Amortization Date.

                  (b) Finance Subsidiary may, upon at least 5 Business Days'
notice to the Agent, terminate in whole or reduce in part, ratably among the
Financial Institutions, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to
$5,000,000 or an integral multiple of $1,000,000 in excess thereof.

                  Section 1.2 Increases. Finance Subsidiary shall provide the
Agent with at least one Business Day's prior notice in a form set forth as
Exhibit I hereto of each Incremental Purchase (a "Purchase Notice"). Each
Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price
(which shall not be less than $100,000) and date of purchase, and in the case of an Incremental Purchase to be funded by the Financial Institutions, the requested Discount Rate and Tranche Period. Following receipt of a Purchase
Notice, the Agent will determine whether Conduit agrees to make the purchase. If
Conduit declines to make a proposed purchase, Finance Subsidiary may cancel the
Purchase Notice or, in the absence of such a cancellation, the Incremental
Purchase of the Purchaser Interest will be made by the Financial Institutions.
On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, Conduit or the Financial
Institutions, as applicable, shall deposit to the account designated by Finance
Subsidiary, in immediately available funds, no later than 12:00 Noon (New York time), an amount equal to (i) in the case of Conduit, the aggregate Purchase
Price of the Purchaser Interests Conduit is then purchasing or (ii) in the case of a Financial Institution, such Financial Institution's Pro Rata Share of the aggregate Purchase Price of the Purchaser Interests the Financial Institutions
are purchasing.

                  Section 1.3 Decreases. Finance Subsidiary shall provide the
Agent with prior written notice in conformity with the Required Notice Period (a
"Reduction Notice") of any proposed reduction of Aggregate Capital from
Collections other than reductions following the occurrence of an Amortization
Event. Such Reduction Notice shall designate (i) the date (the "Proposed
Reduction Date") upon which any such reduction of Aggregate Capital shall occur
(which date shall give effect to the applicable Required Notice Period), and
(ii) the amount of Aggregate Capital to be reduced which shall be applied ratably to the Purchaser Interests of Conduit and the Financial Institutions in
accordance with the amount of Capital (if any) owing to Conduit, on the one hand, and the amount of Capital (if any) owing to the Financial Institutions
(ratably, based on their respective Pro Rata Shares), on the other hand (the
"Aggregate Reduction"). Only one (1) Reduction Notice shall be outstanding at any time.

                  Section 1.4 Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York time) on the day when due in immediately available funds, and if not received before 12:00 noon (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Purchaser they shall be paid to the Agent, for the account of such Purchaser, at the address that the Agent may specify from time to time, until otherwise notified by the Agent. All computations of Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a
Business Day, such amount shall be payable on the next succeeding Business Day.

                                       2

                                   ARTICLE II
                            PAYMENTS AND COLLECTIONS

                  Section 2.1 Payments; Due Dates of Payments. (a)
Notwithstanding any limitation on recourse contained in this Agreement, Finance
Subsidiary shall immediately pay to the Agent when due, for the account of the relevant Purchaser or Purchasers on a full recourse basis,

                  (i) such fees as set forth in the Fee Letter (which fees shall be sufficient to pay all fees owing to the Financial Institutions);

                  (ii) all CP Costs in accordance with Section 3.1;

                  (iii) all amounts payable as Yield for each completed Tranche
         Period;

                  (iv) all amounts payable as Deemed Collections (which shall be immediately due and payable by Finance Subsidiary and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof) to the extent necessary to reduce the Purchaser
         Interest to the Maximum Purchaser Interest;

                  (v) all amounts payable to reduce the Purchaser Interest, if required, pursuant to Section 2.6;

                  (vi) all amounts payable pursuant to Article X, if any;

                  (vii) the Servicer's reasonable out-of-pocket costs and
         expenses in connection with servicing, administering and collecting the
         Receivables, including the Servicing Fee;

                  (viii) all of the Agent's costs of collection and enforcement of this Agreement;

                  (ix) all Broken Funding Costs; and

                  (x) all Default Fees (collectively, the "Obligations").

If any Person fails to pay any of the Obligations when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid.
Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Finance
Subsidiary receives any Collections or is deemed to receive any Collections,
Finance Subsidiary shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed
Collections shall be held in trust by Finance Subsidiary for the exclusive benefit of the Purchasers and the Agent.

                  (b) (i) Monthly Payments. The payments referred to in clauses
(a)(i), (ii), (iii) and (vii), and (ix) with respect to any Accrual Period will be due and payable three (3) Business Days after the last day of such Accrual
Period.

                                       3

                     (ii) End of Reporting Period Payments. Subject to clause
(b)(iv), the payments referred to in clauses (a)(iv)
and (v) with respect to any Reporting Period will be due and payable one (1)
Business Day after the last day of such Reporting Period.

                     (iii) Payments on Demand. The payments referred to in
clauses (a)(vi), (viii), (ix) and (x) will be due and
payable on demand by the Agent.

                     (iv) Proposed Reduction Date. The amount specified in any
Reduction Notice shall be due and payable on the
Proposed Reduction Date specified in such Reduction Notice.

                     (v) Early Amortization Date. Notwithstanding anything in
this Agreement to the contrary, on and after either the
day an Amortization Event set forth in Section 9.1(d)(ii) occurs (and if not a
Business Day, on the next succeeding Business Day), or the Business Day specified in a written notice from the Agent following the occurrence of any other Early Amortization Event, all payments referred to in clauses (a)(i),
(ii), (iii), (iv), (v) and (vii) will be due and payable on each Business Day.

                  (c) All payments shall be remitted to the Agent's account no later than 12:00 noon (New York time) on the date on which they are due and payable.

                  Section 2.2 Collections Prior to Amortization. Prior to the
Amortization Date, any Collections and/or Deemed Collections received by the
Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Servicer prior to the Amortization Date, Finance Subsidiary hereby requests and the
Purchasers hereby agree to make, simultaneously with such receipt, a reinvestment (each a "Reinvestment") with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser
Interest, such that after giving effect to such Reinvestment, the amount of
Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt. Each Reinvestment shall, unless otherwise directed by the
Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person. On each Business Day before the Amortization Date, the Servicer shall remit to the Agent's account the amounts of Collections received on such Business Day that have not been subject to a Reinvestment to the extent necessary to reduce Capital to the Maximum Purchaser Interest.

                  Section 2.3 Collections Following Amortization. On the
Amortization Date and on each Business Day thereafter, (a) the Servicer shall set aside and hold in trust, for the holder of each Purchaser Interest, all
Collections received on such day in accordance with Section 2.1, and (b) the
Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Agent remit to the Agent's account the amounts set aside pursuant to clause (a).

                  Section 2.4 Application of Collections. If there shall be
insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts

                                       4

pursuant to Section 2.2 or 2.3 (as applicable) to the extent that such amounts are due and payable, the Servicer shall distribute funds:

                  first, to the payment of the Servicer's reasonable
         out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables , including the Servicing
         Fee, to the extent such amounts are due and payable;

                  second, to the reimbursement of the Agent's costs of
         collection and enforcement of this Agreement, to the extent such amounts are due and payable;

                  third, ratably to the payment of all accrued and unpaid fees under the Fee Letter, CP Costs and Yield, to the extent such amounts are due and payable;

                  fourth, (to the extent applicable) to the ratable reduction of the Aggregate Capital, to the extent such amounts are due and payable;

                  fifth, for the ratable payment of all other unpaid Obligations
         and

                  sixth, after the Aggregate Unpaids have been indefeasibly
         reduced to zero, to Finance Subsidiary.

                  Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in Section 2.4 above, shall be shared ratably (within each priority) among the Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

                  Section 2.5 Payment Rescission. No payment of any of the
Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Finance Subsidiary shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding;
provided, however, that such obligation shall be limited in recourse to any payment, payment right or collateral that Finance Subsidiary receives as a result of such rescission, return or refund.

                  Section 2.6 Maximum Purchaser Interests. If the aggregate of the Purchaser Interests of the Purchasers exceeds the Maximum Percentage
Interest, Finance Subsidiary shall pay to the Agent within one (1) Business Day an amount to be applied to reduce the Aggregate Capital (as allocated by the
Agent), such that after giving effect to such payment the aggregate of the
Purchaser Interests equals or is less than the Maximum Percentage Interest, such amount to be paid out of Collections.

                  Section 2.7 Clean Up Call. In addition to Finance Subsidiary's rights pursuant to Section 1.3, Finance Subsidiary shall have the right (after providing written notice to the

                                       5

Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Capital to a level that is less than 10.0% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser or the Agent.

                                  ARTICLE III
                                 CONDUIT FUNDING

                  Section 3.1 CP Costs. Finance Subsidiary shall pay CP Costs with respect to the Capital associated with each Purchaser Interest of Conduit for each day that any Capital in respect of such Purchaser Interest is outstanding. Each Purchaser Interest funded substantially with Pooled Commercial
Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interest represents in relation to all assets held by Conduit and funded substantially with Pooled
Commercial Paper.

                  Section 3.2 Calculation of CP Costs. On the third (3) Business
Day immediately preceding each monthly payment date referred to in Section
2.1(b)(i), Conduit shall calculate the aggregate amount of CP Costs for the applicable Accrual Period and shall notify Finance Subsidiary of such aggregate amount.

                                   ARTICLE IV
                          FINANCIAL INSTITUTION FUNDING

                  Section 4.1 Financial Institution Funding. Each Purchaser
Interest of the Financial Institutions shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Base Rate in accordance with the terms and conditions hereof. Until Finance Subsidiary gives notice to the
Agent of another Discount Rate in accordance with Section 4.4, the initial
Discount Rate for any Purchaser Interest transferred to the Financial
Institutions pursuant to the terms and conditions hereof shall be the Base Rate.

                  Section 4.2 Yield Payments. Finance Subsidiary shall pay to the Agent (for the benefit of the Financial Institutions) an aggregate amount equal to the accrued and unpaid Yield for each completed Tranche Period of each such Purchaser Interest in accordance with Article II.

                  Section 4.3 Selection and Continuation of Tranche Periods.

                  (a) Finance Subsidiary shall from time to time request Tranche
Periods for the Purchaser Interests of the Financial Institutions.

                  (b) Finance Subsidiary, upon notice to the Agent received at least three (3) Business Days prior to the end of a Tranche Period (the
"Terminating Tranche") for any Purchaser Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such

                                       6

Purchaser Interest into multiple Purchaser Interests, (ii) combine any such
Purchaser Interest with one or more other Purchaser Interests that have a
Terminating Tranche ending on the same day as such Terminating Tranche or (iii)
combine any such Purchaser Interest with a new Purchaser Interest to be purchased on the day such Terminating Tranche ends.

                  Section 4.4 Financial Institution Discount Rates. Finance
Subsidiary may select the LIBO Rate or the Base Rate for each Purchaser Interest of the Financial Institutions. Finance Subsidiary shall by 12:00 noon (New York time): (i) at least three (3) Business Days prior to the expiration of any
Terminating Tranche with respect to which the LIBO Rate is being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Base Rate is being requested as a new Discount Rate, give the Agent irrevocable notice of the new
Discount Rate for the Purchaser Interest associated with such Terminating
Tranche. Until Finance Subsidiary gives notice to the Agent of another Discount
Rate, the initial Discount Rate for any Purchaser Interest transferred to the
Financial Institutions pursuant to the terms and conditions hereof shall be the
Base Rate.

                  Section 4.5 Suspension of the LIBO Rate.

                  (a) If any Financial Institution notifies the Agent that it has determined that funding its Pro Rata Share of the Purchaser Interests of the
Financial Institutions at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at such LIBO Rate, then the Agent shall suspend the availability of such LIBO Rate and require Finance Subsidiary to select the Base Rate for any Purchaser Interest accruing Yield at such LIBO
Rate.

                  (b) If less than all of the Financial Institutions give a
notice to the Agent pursuant to Section 4.5(a), each Financial Institution which gave such a notice shall be obliged, at the request of Finance Subsidiary,
Conduit or the Agent, to assign all of its rights and obligations hereunder to
(i) another Financial Institution or (ii) another funding entity nominated by
Finance Subsidiary or the Agent that is acceptable to Conduit and willing to participate in this Agreement in the place of such notifying Financial
Institution; provided that (i) the notifying Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Financial Institution's Pro Rata Share of the Capital and Yield owing to all of the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser
Interests of the Financial Institutions, and (ii) the replacement Financial
Institution otherwise satisfies the requirements of Section 12.1(b).

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

                  Section 5.1 Representations and Warranties of the Seller
Parties. Each Seller Party hereby represents and warrants to the Agent and the
Purchasers, as to itself, severally and

                                       7

not jointly, as of the date hereof, and as of the date of each Incremental
Purchase and the date of each Reinvestment that:

                  (a) Organization; Power. Such Seller Party (a) is duly
organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its assets, to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each
Transaction Document to which it is a party and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                  (b) Power and Authority; Due Authorization, Execution and
Delivery. The Transactions to be entered into by each Seller Party have been duly authorized by all necessary corporate or other action and, if required, stockholder action. This Agreement has been duly executed and delivered by each
Seller Party and constitutes, and each other Transaction Document to which any
Seller Party is to be a party, when executed and delivered by such Seller Party, will constitute, a valid and legally binding obligation of such Seller Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  (c) Governmental Approvals, No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction
Document to which it is a party, and the performance of its obligations hereunder and thereunder (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect security interests created under the
Transaction Documents, (ii) do not contravene or violate, as the case may be, its certificate of incorporation or by-laws, or its certificate of formation or limited liability company agreement; (iii) do not require compliance with any bulk sales act or similar law, (iv) will not violate any Requirement of Law applicable to any Seller Party, (v) will not violate or result in a default under any indenture or other material agreement or instrument binding upon any
Seller Party or any of their respective assets, or give rise to a right thereunder to require any payment to be made by any Seller Party or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder, and (vi) will not result in the creation or imposition of any Lien on any asset of any Seller Party except Liens created under the Transaction Documents.

                  (d) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Seller Party's knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected individually or in the aggregate to have a Material Adverse Effect. Such Seller Party is not in default with respect to any material order of any court, arbitrator or governmental body.

                  (e) Accuracy of Information. All information heretofore
furnished by such Seller Party or any of its Affiliates to the Agent or the
Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction

                                       8

contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the Agent or the Purchasers
will be, true and accurate in all material respects on or as of the date such information is stated or certified.

         (f) Use of Proceeds. No proceeds of any purchase hereunder will be used
(i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

         (g) Good Title. Immediately prior to each purchase hereunder, Finance
Subsidiary shall be the legal and beneficial owner of the Receivables and
Related Security with respect thereto, free and clear of any Lien, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Finance
Subsidiary's ownership interest in each Receivable, its Collections and the
Related Security.

         (h) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the relevant
Purchaser or Purchasers (and the Agent for the benefit of such Purchaser or
Purchasers shall acquire from Finance Subsidiary) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Lien, except as created by the
Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (on behalf of the Purchasers) ownership or security interest in the Receivables, the
Related Security and the Collections.

         (i) UCC Search; Filing Information; Location of Records. The name (as it appears in the public records of the relevant jurisdiction of organization), the Federal tax identification number, the organizational identification number, the type of organization, the jurisdiction of organization, the mailing address and the address of the location of the Records of such Seller Party and Finance
Subsidiary are correctly set forth on Schedule D.

         (j) Collections. The conditions and requirements set forth in Section
7.1(j) and Section 8.2 have at all times been satisfied and duly performed. The names and addresses of all Lockbox Banks and Collection Banks, together with the account numbers of the Lockboxes, and Collection Accounts of Finance Subsidiary
at each Collection Bank and the post office box number of each Lockbox, are listed on Schedule F. Finance Subsidiary has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of any Lockbox or Collection Account, or the right to take dominion and control of any such
Lockbox or Collection Account at a future time or upon the occurrence of a future event.

         (k) Material Adverse Effect. (i) The initial Servicer represents and warrants that no event has occurred that would have a material adverse effect on the financial condition or

                                       9

operations of the initial Servicer and its Subsidiaries, the collection of
Receivables or the ability of the initial Servicer to perform its obligations under this Agreement, and (ii) Finance Subsidiary represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Finance
Subsidiary, (B) the ability of Finance Subsidiary to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

              (l) Names. No Seller Party has used any corporate names, trade names or assumed names other than the name in which it has executed this
Agreement, and, in the case of Affinia Group, AAG OPCO Corp.

              (m) Ownership of Finance Subsidiary. Affinia Group owns, directly or indirectly, 100% of the issued and outstanding capital stock of Finance
Subsidiary, free and clear of any Lien except as set forth in the Collateral
Agreement. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of
Finance Subsidiary.

              (n) Investment and Holding Company Status. No Seller Party is (a)
an "investment company" as defined in, or subject to regulation under, the
Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

              (o) Compliance with Credit and Collection Policy. Such Seller
Party and the initial Servicer has complied in all material respects with the
Credit and Collection Policy with regard to each Receivable and the related
Contract, and has not made any change to such Credit and Collection Policy, except (i) those changes approved with the prior written consent of the Agent, or (ii) such material change as to which the Agent has been notified in accordance with Section 7.1(a)(vii).

              (p) Payments to Sellers. With respect to each Receivable
transferred to Finance Subsidiary under the Receivables Sale Agreement, Finance
Subsidiary has given reasonably equivalent value to Affinia Group for the account of the applicable Seller in consideration thereof and such transfer was not made for or on account of an antecedent debt. No transfer by any Seller of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et
seq.), as amended.

              (q) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a valid and legally binding obligation of the related Obligor to pay the Outstanding Balance of the
Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                                       10

              (r) Eligible Receivables. Each Receivable included in the Net
Receivables Balance as an Eligible Receivable on the date of its purchase under the Receivables Sale Agreement was an Eligible Receivable on such purchase date.

              (s) Net Receivables Balance. Finance Subsidiary has determined that, immediately after giving effect to each purchase hereunder, the Net
Receivables Balance is at least equal to the sum of (i) the Aggregate Capital, plus (ii) the Aggregate Reserves.

              (t) Accounting. The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivables Sale
Agreement does not jeopardize the true sale analysis.

              (u) Litigation and Environmental Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Seller Party threatened against or affecting such Seller Party that could reasonably be expected, individually or in the aggregate, to adversely affect in any material respect the ability of the parties to the Agreement to consummate the Transactions.

              Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse
Effect, neither Seller Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any
Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental
Liability.

              (v) Compliance with Laws and Agreements. Such Seller Party is in compliance with all material Requirements of Law applicable to it or its property and all material indentures, agreements and other instruments binding upon it or its property. No Amortization Event has occurred and is continuing.

              (w) Taxes. Such Seller Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any
Taxes that are being contested in good faith by appropriate proceedings and for which such Seller Party has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

              (x) Disclosure. No reports, financial statements, certificates or other information furnished by or on behalf of such Seller Party to the Agent or of the Purchasers in connection with the negotiation of this Agreement or any other Transaction Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, such Seller Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered and, if such projected financial information was delivered prior to November 30, 2004, as of November 30, 2004.

                                       11

              (y) Solvency. Immediately after the consummation of the
Transactions to occur on the date hereof (taking into account each Seller
Party's right to contribution and rights of subrogation) (a) the fair value of the assets of such Seller Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Seller Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Seller Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) such Seller
Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date hereof.

              (z) Collateral Matters. When executed and delivered, this
Agreement will be effective to create in favor of the Agent for the ratable benefit of the Purchasers a valid and enforceable security interest in the
Receivables and the Related Security described therein and when financing statements in appropriate form are filed, the Agreement will constitute a fully perfected Lien on and security interest in all right, title and interest of
Finance Subsidiary in the Collateral described therein to the extent perfection can be obtained by filing UCC financing statements, prior and superior to the rights of any other Person.

              (aa) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of
the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

              Section 5.2 Financial Institution Representations and Warranties.
Each Financial Institution hereby represents and warrants to the Agent and
Conduit that:

              (a) Existence and Power. Such Financial Institution is a
corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

              (b) No Conflict. The execution and delivery by such Financial
Institution of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Lien on its assets. This Agreement has been duly authorized, executed and delivered by such
Financial Institution.

                                       12

              (c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Financial
Institution of this Agreement and the performance of its obligations hereunder.

              (d) Binding Effect. This Agreement constitutes the valid and legally binding obligation of such Financial Institution enforceable against such Financial Institution in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                                   ARTICLE VI
                             CONDITIONS OF PURCHASES

              Section 6.1 Conditions Precedent to Initial Incremental Purchase.
The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase those documents listed on Schedule C and the
Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement, the Fee Letter.

              Section 6.2 Conditions Precedent to All Purchases. Each making of an Incremental Purchase shall be subject to the following conditions precedent
(and acceptance of the proceeds of such Incremental Purchase shall be deemed a representation and warranty by Finance Subsidiary that such conditions precedent have been satisfied):

              (i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase as though made on and as of such date;

              (ii) no Amortization Date has occurred;

              (iii) no event has occurred and is continuing, or would result from such Incremental Purchase, that will constitute an Amortization
         Event or Potential Amortization Event;

              (iv) the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed the Maximum Percentage
         Interest;

              (v) all periodic reports required to be delivered pursuant to
         Section 7.1 and Section 8.6 hereof shall have been delivered to the
         Agent, in form and substance satisfactory to the Agent, and upon the
         Agent's request, the Servicer shall have delivered to the Agent at least three (3) days prior to such purchase an interim report showing the amount of Eligible Receivables; and

              (vi) the Agent shall have received such other approvals, opinions or documents as it may reasonably request

                                       13

                                  ARTICLE VII
                                    COVENANTS

              Section 7.1 Affirmative Covenants of the Seller Parties. Until the
date on which the Aggregate Unpaids have been indefeasibly paid in full and this
Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

              (a) Financial Statements and Other Information. Each Seller Party
will furnish to the Agent (for distribution to each Purchaser):

                  (i) within 90 days after the end of each fiscal year of each
         Seller Party, its audited consolidated balance sheet and consolidated statements of income, retained earnings, stockholders' equity and cash flows as of the end of and for such fiscal year, and the related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a "going concern"
         or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of each
         Seller Party on a consolidated basis in accordance with GAAP consistently applied;

                  (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of each Seller Party, its consolidated balance sheet and consolidated statements of income, retained earnings, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a
         Financial Officer as presenting fairly in all material respects the financial condition and results of operations of each Seller Party on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                  (iii) within 90 days after the end of each fiscal year of the
         Finance Subsidiary, its balance sheet and statements of income, retained earnings, stockholders' equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by a
         Financial Officer of the Servicer as presenting fairly in all material respects the financial condition and results of operations of Finance
         Subsidiary on a stand-alone basis in accordance with GAAP consistently applied;

                  (iv) As set forth in Section 8.6 hereto, the Servicer shall deliver Periodic Reports and other reports.

                  (v) concurrently with any delivery of financial statements under paragraph (i), (ii) or (iii) above, a compliance certificate of a
         Financial Officer substantially in the form of Exhibit II hereto (i)
         certifying as to whether an Amortization Event has occurred and, if an
         Amortization Event has occurred, specifying the details thereof and any action taken

                                       14

         or proposed to be taken with respect thereto, and (ii) stating whether any change in GAAP or in the application thereof has occurred since
         November 30, 2004 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                  (vi) concurrently with any delivery of financial statements under paragraph (1) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Amortization Event and, if such knowledge has been obtained, describing such Amortization Event (which certificate may be limited to the extent required by accounting rules or guidelines);

                  (vii) within 60 days after the commencement of each fiscal year of each Seller Party, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of income, stockholders' equity and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

                  (vii) promptly after the same become publicly available,
         copies of all periodic and other reports, proxy statements and other materials filed by any Seller Party with the SEC or with any national securities exchange, as applicable; and

                  (ix) promptly following any request therefor, such other
         information regarding the operations, business affairs and financial condition of each Seller Party, or compliance with the terms of any
         Transaction Document, as the Agent or any Purchaser may reasonably request.

                  (x) promptly upon its receipt of any notice, request for
         consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent or Conduit, copies of the same.

                  (xi) At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and
         Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent's consent thereto.

              (b) Notices of Material Events. Each Seller Party will furnish to the Agent (for distribution to each Purchaser), prompt written notice of the following:

                  (i) the occurrence of each Amortization Event and each
         Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party;

                  (ii) the entry of any judgment or decree against the Servicer or any of its

                                       15

         respective Subsidiaries if the aggregate amount of all
         judgments and decrees then outstanding against the Servicer and its
         Subsidiaries exceeds $5,000,000 and (2) the filing or commencement of any action, suit or proceeding by or before any arbitrator or
         Governmental Authority against or affecting any Seller Party that, if adversely determined, could reasonably be expected to result in a
         Material Adverse Effect; and (3) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Finance Subsidiary;

                  (iii) any other development that results in, or could
         reasonably be expected to result in, a Material Adverse Effect;

                  (iv) the occurrence of the "Amortization Date" under and as defined in the Receivables Sale Agreement;

                  (v) the occurrence of a default or an event of default under any other financing arrangement pursuant to which such Seller Party is a debtor or an obligor;

                  (vi) any downgrade in the rating of any Indebtedness of
         Affinia Group or any Seller by Standard & Poor's Ratings Group or by
         Moody's Investors Service, Inc., setting forth the Indebtedness affected and the nature of such change;

                  (vii) the occurrence of any ERISA Event or any fact or
         circumstance that gives rise to a reasonable expectation that any ERISA
         Event will occur that, in either case, alone or together with any other
         ERISA Events that have occurred, could reasonably be expected to result in liability of the Finance Subsidiary in an aggregate amount exceeding
         $5,000,000;

                  Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                  (c) Information Regarding Collateral. Each Seller Party as to
itself will furnish to the Agent prompt written notice of any change (i) in the
Seller Party's corporate name, (ii) in the jurisdiction of incorporation or organization of any Seller Party or (iii) in any Seller Party's organizational identification number. The Seller Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral (as defined in the Collateral Agreement). Each
Seller Party also agrees promptly to notify the Agent if any material portion of the Collateral is damaged or destroyed.

                  (d) Existence; Conduct of Business. Each Seller Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, permits, approvals, authorizations, licenses, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prevent each Seller Party from causing or permitting the expiration, abandonment, impairment or invalidation of any rights, qualifications, permits, approvals,

                                       16

authorizations, licenses, franchises, patents, copyrights, trademarks or tradenames, or from failing to renew, abandoning, impairing or permitting to expire any applications or registrations for any of such item, if, in such
Seller Party's reasonable good faith judgment, such item is no longer material to the conduct of its business.

                  (e) Audits. Such Seller Party will furnish to the Agent from time to time such information with respect to it and the Receivables as the
Agent may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice, permit the Agent, or its agents or representatives (and shall cause each Seller to permit the Agent or its agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person's financial condition or the Receivables and the Related Security or any Person's
performance under any of the Transaction Documents or any Person's performance under the Contracts and, in each case, with any of the officers or employees of
Finance Subsidiary or the Servicer having knowledge of such matters. Before the occurrence of an Early Amortization Event, the first two of such examinations and related visits during each calendar year shall be at the sole cost of such
Seller Party. After the occurrence of an Early Amortization Event, all examinations and related visits shall be at the sole cost of such Seller Party.

                  (f) Books and Records; Inspection and Audit Rights.

                     (i) Each Seller Party will keep proper books of record and account in accordance with GAAP, consistently applied, and in accordance with its internal controls. Each Seller Party will permit any representatives designated by the Agent or any Purchaser, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract), provided that an officer of each Seller Party may attend any such discussions with such accountants.

                     (ii) Affinia Group will (and will cause each Seller to)
         maintain and implement administrative and operating procedures
         (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all
         Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Affinia Group will
         (and will cause each Seller to) give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

                     (iii) Affinia Group will (and will cause each Seller to)
         (A) on or prior to the date hereof, mark its master data processing records and other books and records

                                       17

         relating to the Purchaser Interests with a legend, acceptable to the
         Agent, describing the Purchaser Interests and (B) upon the request of the Agent (x) mark each Contract with a legend describing the
         Purchaser Interests and (y) deliver to the Agent all Contracts
         (including, without limitation, all multiple originals of any such
         Contract) relating to the Receivables.

                  (g) Compliance with Laws. Each Seller Party will comply with all Requirements of Law, including Environmental Laws, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  (h) Compliance with Contracts and Credit and Collection
Policy. Such Seller Party will (and will cause each Seller to) timely and fully
(i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

                  (i) Performance and Enforcement of Receivables Sale Agreement.
Finance Subsidiary will, and will require each Seller to, perform each of their respective obligations and undertakings under and pursuant to the Receivables
Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Finance Subsidiary under the Receivables Sale Agreement. Finance Subsidiary will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Purchasers as assignees of Finance
Subsidiary) under the Receivables Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

                  (j) Ownership. Finance Subsidiary will (or will cause each
Seller to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the
Receivables Sale Agreement irrevocably in Finance Subsidiary, free and clear of any Liens other than Liens in favor of the Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Finance Subsidiary's interest in such
Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Finance Subsidiary therein as the
Agent may reasonably request), and (ii) establish and maintain, in favor of the
Agent, for the benefit of the Purchasers, a valid and perfected first priority security interest in all Receivables, Related Security and Collections to the
full extent contemplated herein, free and clear of any Liens other than Liens in favor of the Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (for the benefit of the Purchasers)
interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Purchasers as the Agent may reasonably request).

                                       18

                  (k) Purchasers' Reliance. Finance Subsidiary acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Finance Subsidiary's identity as a legal entity that is separate from Affinia Group and each Seller. Therefore, from and after the date of execution and delivery of this Agreement, Finance Subsidiary shall take all reasonable steps, including, without limitation, all steps that the Agent or any
Purchaser may from time to time reasonably request, to maintain Finance
Subsidiary's identity as a separate legal entity and to make it manifest to third parties that Finance Subsidiary is an entity with assets and liabilities distinct from those of Affinia Group and each Seller and any Affiliates thereof and not just a division of Affinia Group or any Seller or any such Affiliate.
Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Finance Subsidiary will:

                          (A) conduct its own business in its own name and
                     require that all full-time employees of Finance Subsidiary, if any, identify themselves as such and not as employees of
                     Affinia Group or any Seller (including, without limitation, by means of providing appropriate employees with business
                     or identification cards identifying such employees as
                     Finance Subsidiary's employees);

                          (B) compensate all employees, consultants and agents
                     directly, from Finance Subsidiary's own funds, for services provided to Finance Subsidiary by such employees,
                     consultants and agents and, to the extent any employee,
                     consultant or agent of Finance Subsidiary is also an
                     employee, consultant or agent of Affinia Group or any
                     Seller or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Finance
                     Subsidiary on one hand and Affinia Group, such Seller or
                     such Affiliate, as applicable, on the other hand, on a
                     basis that reflects the services rendered to Finance
                     Subsidiary and Affinia Group, such Seller or such
                     Affiliate, as applicable;

                          (C) clearly identify its offices (by signage or
                     otherwise) as its offices and, if such office is located in the offices of Affinia Group or any Seller, Finance
                     Subsidiary shall lease such office at a fair market rent;

                          (D) have a separate telephone number, which will be
                     answered only in its name and separate stationery, invoices and checks in its own name;

                          (E) conduct all transactions with Affinia Group, each
                     Seller and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer)
                     strictly on an arm's-length basis, allocate all overhead
                     expenses (including, without limitation, telephone and
                     other utility charges) for items shared between Finance
                     Subsidiary on one hand and Affinia Group and any Seller, on the other hand, on the basis of actual use to the extent
                     practicable and, to the extent such allocation is not
                     practicable, on a basis reasonably related to actual use;

                                       19

                          (F) at all times have a Board of Directors consisting
                     of three members, at least one member of which is an
                     Independent Director;

                          (G) observe all corporate formalities as a distinct
                     entity, and ensure that all corporate actions relating to
                     (A) the selection, maintenance or replacement of the
                     Independent Director, (B) the dissolution or liquidation of
                     Finance Subsidiary or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy,
                     insolvency, reorganization or similar proceeding involving
                     Finance Subsidiary, are duly authorized by unanimous vote
                     of its Board of Directors (including the Independent
                     Director);

                          (H) maintain Finance Subsidiary's books and records
                     separate from those of Affinia Group, the Sellers and any
                     Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of Affinia Group, any Seller or any Affiliate thereof;

                          (I) prepare its financial statements separately from
                     those of Affinia Group and the Sellers and insure that any consolidated financial statements of Affinia Group and the
                     Sellers or any Affiliate thereof that include Finance
                     Subsidiary and that are filed with the Securities and
                     Exchange Commission or any other governmental agency have
                     notes clearly stating that Finance Subsidiary is a separate corporate entity and that its assets are not available to
                     satisfy the claims of creditors of the Affinia Group and
                     the Sellers;

                          (J) except as herein specifically otherwise provided,
                     maintain the funds or other assets of Finance Subsidiary
                     separate from, and not commingled with, those of Affinia
                     Group, any Seller or any Affiliate thereof and only
                     maintain bank accounts or other depository accounts to
                     which Finance Subsidiary alone is the account party, into
                     which Finance Subsidiary alone makes deposits and from
                     which Finance Subsidiary alone (or the Agent in accordance with this Agreement) has the power to make withdrawals;

                          (K) pay all of Finance Subsidiary's operating expenses
                     from Finance Subsidiary's own assets (except for certain
                     payments by Affinia Group or the Seller or other Persons
                     pursuant to allocation arrangements that comply with the
                     requirements of this Section 7.1(k));

                          (L) operate its business and activities such that: it
                     does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage,
                     instrument, agreement, contract, lease or other
                     undertaking, other than the transactions contemplated and
                     authorized by this Agreement and the Receivables Sale
                     Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities,
                     whether direct or contingent, other than

                                       20

                     (1) as a result of the endorsement of negotiable
                     instruments for deposit or collection or similar
                     transactions in the ordinary course of business, (2) the
                     incurrence of obligations under this Agreement, (3) the
                     incurrence of obligations, as expressly contemplated in
                     the Receivables Sale Agreement, to make payment to the
                     Sellers thereunder for the purchase of Receivables from
                     the Sellers under the Receivables Sale Agreement, and
                     (4) the incurrence of operating expenses in the ordinary
                     course of business of the type otherwise contemplated by
                     this Agreement;

                          (M) maintain its organizational documents in
                     conformity with this Agreement, such that it does not
                     amend, restate, supplement or otherwise modify its
                     certificate of formation or limited liability company
                     agreement in any respect that would impair its ability to
                     comply with the terms or provisions of any of the
                     Transaction Documents, including, without limitation,
                     Section 7.1(k) of this Agreement;

                          (N) maintain the effectiveness of, and continue to
                     perform under the Receivables Sale Agreement and the
                     Performance Undertaking, such that it does not amend,
                     restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or the Performance
                     Undertaking, or give any consent, waiver, directive or
                     approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or the
                     Performance Undertaking or otherwise grant any indulgence
                     thereunder, without (in each case) the prior written
                     consent of the Agent;

                          (O) maintain its corporate separateness such that it
                     does not merge or consolidate with or into, or convey,
                     transfer, lease or otherwise dispose of (whether in one
                     transaction or in a series of transactions, and except as
                     otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any
                     Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary.

                          (P) refrain from making any dividend, distribution,
                     redemption of capital stock or payment of any subordinated indebtedness which would cause the Minimum Net Worth as of the end of any Calculation Period (as defined in the
                     Receivables Sale Agreement) to cease to be maintained; and

                          (Q) take such other actions as are necessary on its
                     part to ensure that the facts and assumptions set forth in the opinion issued by Simpson Thacher & Bartlett LLP, as
                     counsel for Finance Subsidiary, in connection with the
                     closing or initial Incremental Purchase under this
                     Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain
                     true and correct in all material respects at all times.

                                       21

                  (l) Collections. Such Seller Party will cause (1) all proceeds from all Lockboxes to be directly deposited by a Collection Bank into a
Collection Account and (2) each Lockbox and Collection Account to be subject at all times to a Control Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Finance Subsidiary or any Affiliate of Finance Subsidiary, Finance Subsidiary will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Finance Subsidiary will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Purchasers. Finance Subsidiary will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lockbox and Collection Account and shall not grant the right to take dominion and control of any Lockbox or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.

                  (m) Payment of Taxes. Each Seller Party will pay its Tax
liabilities, before the same shall become delinquent or in default, except where
(a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Seller Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse
Effect. Finance Subsidiary will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Conduit, the Agent or any Financial Institution.

                  (n) Insurance. Finance Subsidiary at its own expense will
maintain, with financially sound and reputable insurance companies, (a)
insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and
(b) all insurance required to be maintained pursuant to the Transaction
Documents. The Finance Subsidiary will furnish to the Purchasers, upon request of the Agent, information in reasonable detail as to the insurance so maintained. The foregoing requirements shall not be construed to negate, reduce or modify, and are in addition to, Finance Subsidiary's obligations hereunder.

                  (o) Payment to Sellers. With respect to any Receivable
purchased by Finance Subsidiary from Sellers, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to Affinia Group for the account of the applicable Seller in respect of the purchase price for such Receivable.

                  Section 7.2 Negative Covenants of the Seller Parties. Until
the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

                  (a) Name Change, Offices and Records. Such Seller Party will not take any action that would cause any financing statement to become
"seriously misleading" under Section

                                       22

9-507 of the UCC or change its location as specified in Section 9-307 of the UCC unless it shall have: (i) given the Agent at least thirty (30) days' prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents requested by the Agent in connection with such change or relocation.

                  (b) Change in Payment Instructions to Obligors. Except as may
be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lockbox or
Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a
Lockbox Bank or Collection Bank or a Lockbox or Collection Account, an executed
Control Agreement with respect to the new Lockbox or Collection Account;
provided, however, that the Servicer may make changes in instructions to
Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lockbox or Collection Account.

                  (c) Modifications to Contracts and Credit and Collection
Policy. Affinia Group will not, and will not permit the Sellers to, make any material change to the Credit and Collection without the prior written consent of the Agent. Except as provided in Section 8.2(d), the Servicer will not, and will not permit the Sellers to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the
Credit and Collection Policy.

                  (d) Sales, Liens. Finance Subsidiary will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Liens upon (including, without limitation, the filing of any financing statement) or with respect to, any
Receivable, Related Security or Collections, or upon or with respect to any
Contract under which any Receivable arises, or any Lockbox or Collection
Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent and the Purchasers provided for herein) other than in connection with the sale of
Charged-Off Receivables, and Finance Subsidiary will defend the right, title and interest of the Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Finance
Subsidiary or any Seller.

                  (e) Net Receivables Balance. Finance Subsidiary will not make dividend payments at any time (i) the Net Receivables Balance is less than an amount equal to the sum of the Aggregate Capital plus the Aggregate Reserves, or
(ii) which would cause the Net Receivables Balance to be less than an amount equal to the sum of the Aggregate Capital plus the Aggregate Reserves.

                  (f) No Designation of "Amortization Date" under Receivables
Sale Agreement. Finance Subsidiary will not designate the "Amortization Date"
(as defined in the Receivables Sale Agreement), or send any written notice to
Seller in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such "Amortization Date" arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

                                       23

                  (g) Restricted Junior Payments. From and after the occurrence of any Amortization Event, Finance Subsidiary will not make any Restricted
Junior Payment if, after giving effect thereto, Finance Subsidiary would fail to meet its obligations set forth in Section 7.2(e).

                  (h) Organic Documents. Finance Subsidiary shall not amend its certificate of formation or limited liability company agreement without the prior written consent of all of the parties hereto.

                                  ARTICLE VIII
                          ADMINISTRATION AND COLLECTION

                  Section 8.1 Designation of Servicer.

                  (a) The servicing, administration and collection of the
Receivables shall be conducted by such Person (the "Servicer") so designated from time to time in accordance with this Section 8.1. Affinia Group is hereby designated as, and hereby agrees to perform the duties and obligations of, the
Servicer pursuant to the terms of this Agreement.

                  (b) Without the prior written consent of the Agent and the
Required Financial Institutions, Affinia Group shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Finance Subsidiary and (ii) with respect to certain Charged-Off
Receivables, outside collection agencies in accordance with its customary practices. Finance Subsidiary shall not be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Affinia Group.

                  (c) Notwithstanding the foregoing subsection (b), (i) Affinia
Group shall be and remain primarily liable to the Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the
Servicer hereunder and (ii) the Agent and the Purchasers shall be entitled to deal exclusively with Affinia Group in matters relating to the discharge by the
Servicer of its duties and responsibilities hereunder. The Agent and the
Purchasers shall not be required to give notice, demand or other communication to any Person other than Affinia Group in order for communication to the
Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. Affinia Group, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

                  Section 8.2 Duties of Servicer.

                  (a) The Servicer shall take or cause to be taken all such
actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection
Policy.

                  (b) The Servicer will instruct all Obligors to pay all
Collections directly to a Lockbox or Collection Account. The Servicer shall effect a Control Agreement with each bank

                                       24

party to a Lockbox or Collection Account at any time. In the case of any remittances received in any Lockbox or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Collection
Bank a Control Notice pursuant to Section 8.3, the Agent may request that the
Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, Finance Subsidiary and the Servicer shall not deposit or otherwise credit.

                  (c) The Servicer shall administer the Collections in
accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Finance Subsidiary and the
Purchasers their respective shares of the Collections in accordance with Article
II.

                  (d) The Servicer may, in accordance with the Credit and
Collection Policy, extend the maturity of any Receivable or adjust the
Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a
Delinquent Receivable or Charged-Off Receivable or limit the rights of the Agent or the Purchasers under this Agreement.

                  (e) The Servicer shall hold in trust for Finance Subsidiary and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent, make available to the Agent all such Records, at a place selected by the Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Finance Subsidiary any cash collections or other cash proceeds received not constituting Collections.

                  (f) Any payment by an Obligor in respect of any indebtedness owed by it to an Seller or to Finance Subsidiary shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

                  Section 8.3 Lockboxes and Collection Accounts. The Agent is
authorized at any time during a Daily Reporting Period to date and to deliver to the Collection Banks the Control Notices. Finance Subsidiary hereby transfers to the Agent for the benefit of the Purchasers, effective when the Agent delivers such notice, the control of each Lockbox and Collection Account, as set forth in each applicable Control Agreement. In case any authorized signatory of Finance
Subsidiary whose signature appears on a Control Agreement shall cease to have such authority before the delivery of such notice, such Control Notice shall nevertheless be valid as if such authority had remained in force. Finance
Subsidiary hereby authorizes the Agent, and agrees that the Agent shall be entitled to (i) endorse Finance Subsidiary's name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related

                                       25

Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Finance Subsidiary.

                  Section 8.4 Responsibilities of Finance Subsidiary. Anything
herein to the contrary notwithstanding, the exercise by the Agent and the
Purchasers of their rights hereunder shall not release the Servicer, any Seller or Finance Subsidiary from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Finance
Subsidiary.

                  Section 8.5 Reporting Periods. (a) At any time Affinia Group's
Debt Rating shall be equal to or higher than BBB- as rated by S&P and Baa3 as rated by Moody's, the applicable Reporting Period will be every calendar month
(a "Monthly Reporting Period").

                  (b) Any time, when Affinia Group's Debt Rating shall be lower than BBB- as rated by S&P or Baa3 as rated by Moody's, but higher than B+ as rated by S&P and B3 as rated by Moody's, the applicable Reporting Period will be every calendar week (a "Weekly Reporting Period").

                  (c) (i) When Affinia Group's Debt Rating shall be equal to or lower than B+ as rated by S&P or B3 as rated by Moody's (or when Affinia Group's
Debt Rating shall be withdrawn), or (ii) (notwithstanding anything in this
Section to the contrary), when there is a default of any Indebtedness of the
Finance Subsidiary, or any material Indebtedness of the Servicer or Affinia
Group, in either case, the applicable Reporting Period will be every Business
Day (a "Daily Reporting Period").

                  (d) For purposes of this Section, (a) if the ratings
established or deemed to have been established by S&P and Moody's fall within different levels, the Reporting Period will be based on the lower of the two ratings, and (b) if either S&P or Moody's (but not both) is not then rating
Affinia Group, the Reporting Period will be based on the single rating then in effect.

                  Section 8.6 Reports. The Servicer shall prepare and forward to the Agent a completed report substantially in the form of Exhibit V (each, a
"Periodic Report") (i) with respect to each Accrual Period, not later than 10th
Business Day following the end of such Accrual Period (a "Monthly Report"), (ii)
with respect to a Weekly Reporting Period, not later than the second Business
Day following the end of such Weekly Reporting Period (a "Weekly Report"), and
(iii) with respect to a Daily Reporting Period, not later than the second
Business Day following such Daily Reporting Period; provided, however, (a) that the initial Incremental Purchase on November 30, 2004, may be based on a pro forma Periodic Report dated as of November 12, 2004, in form and substance satisfactory to the Agent, and (b) the first Periodic Report to be delivered after the initial Incremental Purchase will be a Weekly Report for the week ending December 3, 2004, to be delivered no later than December 7, 2004.

                  Section 8.7 Servicing Fees. In consideration of Affinia
Group's agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Affinia Group shall continue to perform as Servicer hereunder,
Finance Subsidiary shall pay over to Affinia Group a

                                       26

fee (the "Servicing Fee") on the first calendar day of each Accrual Period, in arrears for the immediately preceding Accrual Period, equal to 1% per annum of the average aggregate Outstanding Balance of all Receivables during such period, as compensation for its servicing activities.

                                   ARTICLE IX
                               AMORTIZATION EVENTS

                  Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

                  (a) Any Seller Party shall fail (i) to make any payment or deposit required hereunder when due and, for any such payment or deposit which is not in respect of Capital, such failure continues for three (3) days, (ii) to perform or observe any term, covenant or agreement under Section 7.01(a), (b)
hereof, or (c) to perform or observe any term, covenant or agreement in this
Agreement (other than as referred to in clauses (i) and (ii) of this paragraph
(a) and paragraph 9.1(e)) and such failure shall continue for 30 consecutive
Business Days.

                  (b) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any material respect other document delivered pursuant hereto or thereto shall prove to have been incorrect in when made or deemed made.

                  (c) (i) The default by the Finance Subsidiary in the
performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Finance Subsidiary shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment)
prior to the date of maturity thereof, (ii) a default shall occur in the performance of any term, provision or condition contained in the Senior Credit
Agreement causing Indebtedness to become due prior to its stated maturity or declared to be due and payable or required to be prepaid prior to the date of maturity thereof (iii) a default shall occur in the performance of any term, provision or condition contained in any agreement under which Material
Indebtedness (as defined in the Senior Credit Agreement) was created or is governed, the effect of which is to cause such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of the
Servicer shall be declared to be due and payable or required to be prepaid
(other than by a regularly scheduled payment) prior to the date of maturity thereof.

                  (d) (i) Any Seller Party or any of its Subsidiaries shall
generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Seller Party or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial

                                       27

part of its property or (iii) any Seller Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth in clauses
(i) or (ii) above in this subsection (d).

                  (e) Finance Subsidiary shall fail to comply with the terms of
Section 2.6 hereof.

                  (f) A Change of Control shall occur.

                  (g) As at the end of any calendar month, the average Dilution
Trigger Ratio for the three (3) preceding calendar months as reported in the applicable Monthly Reports exceeds 25%.

                  (h) As at the end of any calendar month, the average Default
Trigger Ratio for the three (3) preceding calendar months as reported in the applicable Monthly Reports exceeds 2.0%.

                  (i) As at the end of any calendar month, the average
Delinquency Trigger Ratio for the three (3) preceding calendar months as reported in the applicable Monthly Reports exceeds 3.5%.

                  (j) As at the end of any calendar month, the average Days
Sales Outstanding Ratio for the three (3) preceding calendar months as reported in the applicable Monthly Reports exceeds 105 days.

                  (k) The "Amortization Date" under and as defined in the
Receivables Sale Agreement shall occur under the Receivables Sale Agreement or
Seller shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to
Finance Subsidiary under the Receivables Sale Agreement.

                  (l) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the valid and legally binding and enforceable obligation of Finance Subsidiary, or any
Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the
Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Lockboxes and Collection Accounts.

                  (m) Performance Guarantor shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance
Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

                  (n) An ERISA Event shall have occurred that, when taken
together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Affinia Group and its Affiliates in an aggregate amount exceeding $17,500,000 for all periods;

                                       28

                  Section 9.2 Remedies. Upon the occurrence and during the
continuation of an Amortization Event, the Agent may, or upon the direction of the Required Financial Institutions shall, take any of the following actions:
(i) replace the Person then acting as Servicer on and after either the day an
Amortization Event set forth in Section 9.1(d)(ii) occurs (and if not a Business
Day, on the next succeeding Business Day), or the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization
Event, (ii) declare the Amortization Date to have occurred, whereupon the
Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller
Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d)(ii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the
Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller
Party, (iii) to the fullest extent permitted by applicable law, declare that the
Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Control Notices to the Collection
Banks, and (v) notify Obligors of the Purchasers' interest in the Receivables.
The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

                                   ARTICLE X
                                 INDEMNIFICATION

                  Section 10.1 Indemnities by the Seller Parties. Without
limiting any other rights that the Agent or any Purchaser may have hereunder or under applicable law, (A) Finance Subsidiary hereby agrees to indemnify (and pay upon demand to) the Agent and each Purchaser and their respective assigns, officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees (which attorneys may be employees of the Agent or such Purchaser) and disbursements
(all of the foregoing being collectively referred to as "Indemnified Amounts")
awarded against or incurred by any of them arising out of or as a result of this
Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify
(and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer's activities as
Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

                  (i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the
         Indemnified Party seeking indemnification;

                                       29

                  (ii) Indemnified Amounts to the extent the same includes
         losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related
         Obligor; or

                  (iii) taxes imposed by the jurisdiction in which such
         Indemnified Party's principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the
         Purchasers of Purchaser Interests as a loan or loans by the Purchasers to Finance Subsidiary secured by the Receivables, the Related Security,
         Lockboxes, the Collection Accounts and the Collections.

Without limiting the generality of the foregoing indemnification, Finance
Subsidiary shall indemnify the Agent and the Purchasers for Indemnified Amounts
(including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to
Finance Subsidiary or the Servicer) relating to or resulting from:

                  (iv) any representation or warranty made by any Seller Party
         (or any officers of any such Person) under or in connection with this
         Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

                  (v) the failure by Finance Subsidiary, the Servicer to comply with any applicable law, rule or regulation with respect to any
         Receivable or Contract related thereto, or the nonconformity of any
         Receivable or Contract included therein with any such applicable law, rule or regulation;

                  (vi) any failure of Finance Subsidiary or the Servicer to
         perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

                  (vii) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

                  (viii) any dispute, claim, offset or defense (other than
         discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

                  (ix) the commingling of Collections of Receivables at any time with other funds;

                                       30

                  (x) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an
         Incremental Purchase or a Reinvestment, the ownership of the Purchaser
         Interests or any other investigation, litigation or proceeding relating to Finance Subsidiary or the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

                  (xi) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

                  (xii) any failure of Finance Subsidiary to acquire and
         maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from
         Seller, free and clear of any Liens (other than as created hereunder);
         or any failure of Finance Subsidiary to give reasonably equivalent value to Seller under the Receivables Sale Agreement in consideration of the transfer by Seller of any Receivable, or any attempt by any
         Person to void such transfer under statutory provisions or common law or equitable action;

                  (xiii) any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Purchasers, a first priority perfected security interest
         (to the extent of the Purchaser Interests contemplated hereunder) in the Receivables, the Related Security and the Collections, free and clear of any Liens (except as created by the Transaction Documents);

                  (xiv) the failure to have filed, or any delay in filing,
         financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

                  (xv) any breach by the Servicer of its obligations under this
         Agreement;

                  (xvi) any attempt by any Person to void any Incremental
         Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

                  (xvii) the failure of any Receivable included in the
         calculation of the Net Receivables Balance as an Eligible Receivable to
         be an Eligible Receivable at the time so included.

                  Section 10.2 Increased Cost and Reduced Return. If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation
(including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the

                                       31

interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a "Regulatory Change"): (i) that subjects any
Funding Source to any charge or withholding on or with respect to any Funding
Agreement or a Funding Source's obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding
Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding
Agreement, or to reduce the rate of return on a Funding Source's capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding
Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the
Agent, Finance Subsidiary shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction.

                  Section 10.3 Other Costs and Expenses. Finance Subsidiary
shall pay to the Agent and Conduit on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Conduit's auditors auditing the books, records and procedures of Finance
Subsidiary, the cost of obtaining the shadow ratings referred to in the Fee
Letter, the cost of rating the Commercial Paper by independent financial rating agencies, reasonable fees and out-of-pocket expenses of legal counsel for
Conduit and the Agent with respect thereto and with respect to advising Conduit and the Agent as to their respective rights and remedies under this Agreement.

                                   ARTICLE XI
                                    THE AGENT

                  Section 11.1 Authorization and Action. Each Purchaser hereby designates and appoints JPMorgan to act as its agent hereunder and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the
Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any

                                       32

Seller Party or any of such Seller Party's successors or assigns. The
Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Transaction
Document or applicable law. The appointment and authority of the Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids.

                  Section 11.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                  Section 11.3 Exculpatory Provisions. Neither the Agent nor any
of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person's own gross negligence or willful misconduct), or (ii)
responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this
Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller
Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Agent shall not be under any obligation to any
Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties. The Agent shall not be deemed to have knowledge of any
Amortization Event or Potential Amortization Event unless the Agent has received notice from Finance Subsidiary or a Purchaser.

                  Section 11.4 Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Finance
Subsidiary), independent accountants and other experts selected by the Agent.
The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of Conduit or the Required
Financial Institutions or all of the Purchasers, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the
Purchasers, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Purchasers. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Conduit or the Required Financial Institutions or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

                                       33

                  Section 11.5 Non-Reliance on Agent and Other Purchasers. Each
Purchaser expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of any Seller
Party, shall be deemed to constitute any representation or warranty by the
Agent. Each Purchaser represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Finance
Subsidiary and made its own decision to enter into this Agreement, the other
Transaction Documents and all other documents related hereto or thereto.

                  Section 11.6 Reimbursement and Indemnification. The Financial
Institutions agree to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably according to their Pro
Rata Shares, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the
Purchasers, in connection with the administration and enforcement of this
Agreement and the other Transaction Documents.

                  Section 11.7 Agent in its Individual Capacity. The Agent and
its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Finance Subsidiary or any Affiliate of Finance
Subsidiary as though the Agent were not the Agent hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Agent, and the terms "Financial Institution," "Purchaser," "Financial Institutions" and
"Purchasers" shall include the Agent in its individual capacity.

                  Section 11.8 Successor Agent. The Agent may, upon five days'
notice to Finance Subsidiary and the Purchasers, and the Agent will, upon the direction of all of the Purchasers (other than the Agent, in its individual capacity) resign as Agent. If the Agent shall resign, then the Required
Financial Institutions during such five-day period shall appoint from among the
Purchasers a successor agent. If for any reason no successor Agent is appointed by the Required Financial Institutions during such five-day period, then effective upon the termination of such five day period, the Purchasers shall perform all of the duties of the Agent hereunder and under the other Transaction
Documents and Finance Subsidiary and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable
Purchasers and for all purposes shall deal directly with the Purchasers. After the effectiveness of any retiring Agent's resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and
Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Transaction Documents.

                                       34

                                  ARTICLE XII
                           ASSIGNMENTS; PARTICIPATIONS

                  Section 12.1 Assignments. (a) Finance Subsidiary and each
Financial Institution hereby agree and consent to the complete or partial assignment by Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement or under any applicable liquidity agreement or similar asset purchase agreement or to any other Person, and upon such assignment, Conduit shall be released from its obligations so assigned.
Further, Finance Subsidiary and each Financial Institution hereby agree that any assignee of Conduit of this Agreement or all or any of the Purchaser Interests of Conduit shall have all of the rights and benefits under this Agreement as if the term "Conduit" explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of Conduit hereunder.

                  (b) Any Financial Institution may at any time and from time to time assign to one or more Persons ("Purchasing Financial Institutions") all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit IV hereto
(the "Assignment Agreement") executed by such Purchasing Financial Institution and such selling Financial Institution. The consent of Conduit shall be required prior to the effectiveness of any such assignment. Each assignee of a Financial
Institution must (i) have a short-term debt rating of A-1 or better by Standard
& Poor's Ratings Group and P-1 by Moody's Investor Service, Inc. and (ii) agree to deliver to the Agent, promptly following any request therefor by the Agent or
Conduit, an enforceability opinion in form and substance satisfactory to the
Agent and Conduit. Upon delivery of the executed Assignment Agreement to the
Agent, such selling Financial Institution shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Financial
Institution shall for all purposes be a Financial Institution party to this
Agreement and shall have all the rights and obligations of a Financial
Institution under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Finance Subsidiary, the
Purchasers or the Agent shall be required.

                  (c) Each of the Financial Institutions agrees that in the
event that it shall cease to have a short-term debt rating of A-1 or better by
Standard & Poor's Ratings Group and P-1 by Moody's Investor Service, Inc. (an
"Affected Financial Institution"), such Affected Financial Institution shall be obliged, at the request of Conduit or the Agent, to assign all of its rights and obligations hereunder to (x) another Financial Institution or (y) another funding entity nominated by the Agent and acceptable to Conduit, and willing to participate in this Agreement in the place of such Affected Financial
Institution; provided that the Affected Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such
Financial Institution's Pro Rata Share of the Aggregate Capital and Yield owing to the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions.

                  (d) Neither Finance Subsidiary nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

                  Section 12.2 Participations. Any Financial Institution may, in
the ordinary course of its business at any time sell to one or more Persons
(each a "Participant") participating

                                       35

interests in its Pro Rata Share of the Purchaser Interests of the Financial
Institutions, its obligation to pay Conduit its Acquisition Amounts or any other interest of such Financial Institution hereunder. Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such
Financial Institution's rights and obligations under this Agreement shall remain unchanged, such Financial Institution shall remain solely responsible for the performance of its obligations hereunder, and Finance Subsidiary, Conduit and the Agent shall continue to deal solely and directly with such Financial
Institution in connection with such Financial Institution's rights and obligations under this Agreement. Each Financial Institution agrees that any agreement between such Financial Institution and any such Participant in respect of such participating interest shall not restrict such Financial Institution's right to agree to any amendment, supplement, waiver or modification to this
Agreement, except for any amendment, supplement, waiver or modification described in Section 13.1(b)(i).

                                  ARTICLE XIII
                                  MISCELLANEOUS

                  Section 13.1 Waivers and Amendments. (a) No failure or delay on the part of the Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.
The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

                  (b) No provision of this Agreement may be amended,
supplemented, modified or waived except in writing in accordance with the provisions of this Section 13.1(b). Conduit, Finance Subsidiary and the Agent,
at the direction of the Required Financial Institutions, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

                     (i) without the consent of each affected Purchaser, (A)
         extend the date of any payment by Finance Subsidiary or the Servicer,
         (B) reduce the rate or extend the time of payment of Yield or any CP
         Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent for the benefit of the Purchasers, (D) change the amount of the Capital of any Purchaser, any Financial Institution's Pro
         Rata Share or any Financial Institution's Commitment, (E) amend, modify or waive any provision of the definition of Required Financial
         Institutions or this Section 13.1(b), (F) consent to or permit the assignment or transfer by Finance Subsidiary of any of its rights and obligations under this Agreement, or (G) change the definition of
         "Eligible Receivable," "Net Receivables Balance," or "Aggregate
         Reserves"; or

                     (ii) without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent.

                                       36

Notwithstanding the foregoing, (i) without the consent of the Financial
Institutions, but with the consent of Finance Subsidiary, the Agent may amend this Agreement solely to add additional Persons as Financial Institutions hereunder and (ii) the Agent, the Required Financial Institutions and Conduit
may enter into amendments to modify any of the terms or provisions of Article
XI, Article XII, Section 13.13 or any other provision of this Agreement without the consent of Finance Subsidiary, provided that such amendment has no negative impact upon Finance Subsidiary. Any modification or waiver made in accordance with this Section 13.1 shall apply to each of the Purchasers equally and shall be binding upon Finance Subsidiary, the Purchasers and the Agent.

                  Section 13.2 Notices. Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing
(including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on Schedule E hereto or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective if given by telecopy, upon the receipt thereof, if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or if given by any other means, when received at the address specified in this Section 13.2. Finance
Subsidiary hereby authorizes the Agent to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of Finance Subsidiary.
Finance Subsidiary agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of
Finance Subsidiary; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

                  Section 13.3 Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the
Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other
Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such
Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such
Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

                  Section 13.4 Protection of Ownership Interests of the
Purchasers. (a) Finance Subsidiary agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time, the Agent may, or the Agent may direct Finance
Subsidiary or the Servicer to, notify the Obligors of Receivables, at Finance
Subsidiary's expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee.

                                       37

Finance Subsidiary or the Servicer (as applicable) shall, at any Purchaser's request, withhold the identity of such Purchaser in any such notification.

                  (b) If any Seller Party fails to perform any of its
obligations hereunder, the Agent or any Purchaser may (but shall not be required
to) perform, or cause performance of, such obligations, and the Agent's or such
Purchaser's costs and expenses incurred in connection therewith shall be payable by Finance Subsidiary as provided in Section 10.3. Each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Finance Subsidiary as debtor and to file financing statements necessary or desirable in the Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the
Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the
Receivables. This appointment is coupled with an interest and is irrevocable.

                  Section 13.5 Confidentiality. Each Seller Party and each
Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent and Conduit and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party and such Purchaser and its officers and employees may disclose such information to such Seller Party's and such Purchaser's regulators, external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

                  (a) Anything herein to the contrary notwithstanding, each
Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, the Financial Institutions or Conduit by each other, (ii) by the Agent or the Purchasers to any prospective or actual assignee or participant of any of them and (iii) by the Agent to any rating agency,
Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Conduit or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which JPMorgan acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing. In addition, the Purchasers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

                  Section 13.6 Bankruptcy Petition. Finance Subsidiary, the
Servicer, the Agent and each Financial Institution hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Conduit, it will not institute against, or join any other Person in instituting against, Conduit or any such entity any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

                  Section 13.7 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of Conduit, the Agent or any Financial

                                       38

Institution, no claim may be made by any Seller Party or any other Person against Conduit, the Agent or any Financial Institution or their respective
Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

                  Section 13.8 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  Section 13.9 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY
IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES
FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR
PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED
BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY
IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY
BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION
IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR
PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.
NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING
PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT OR ANY PURCHASER
OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR
INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH
THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS
AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

                  Section 13.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY
WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR
INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY
WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT
EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP
ESTABLISHED HEREUNDER OR THEREUNDER.

                  Section 13.11 Integration; Binding Effect; Survival of Terms.

                  (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

                                       39

                  (b) This Agreement shall be binding upon and inure to the
benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller
Party pursuant to Article V, (ii) the indemnification and payment provisions of
Article X, and Sections 13.5, 13.6, and 13.15 shall be continuing and shall survive any termination of this Agreement.

                  Section 13.12 Counterparts; Severability; Section References.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to "Article," "Section," "Schedule"
or "Exhibit" shall mean articles and sections of, and schedules and exhibits to, this Agreement.

                  Section 13.13 JPMorgan Roles. Each of the Financial
Institutions acknowledges that JPMorgan acts, or may in the future act, (i) as administrative agent for Conduit or any Financial Institution, (ii) as issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for Conduit or any Financial Institution
(collectively, the "JPMorgan Roles"). Without limiting the generality of this
Section 13.13, each Financial Institution hereby acknowledges and consents to any and all JPMorgan Roles and agrees that in connection with any JPMorgan Role,
JPMorgan may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Conduit.

                  Section 13.14 Characterization. (a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable
Purchaser with the full benefits of ownership of the applicable Purchaser
Interest. Except as specifically provided in this Agreement, each sale of a
Purchaser Interest hereunder is made without recourse to Finance Subsidiary;
provided, however, that (i) Finance Subsidiary shall be liable to each Purchaser and the Agent for all representations, warranties, covenants and indemnities made by Finance Subsidiary pursuant to the terms of this Agreement, and (ii)
such sale does not constitute and is not intended to result in an assumption by any Purchaser or the Agent or any assignee thereof of any obligation of Finance
Subsidiary or Seller or any other person arising in connection with the
Receivables, the Related Security, or the related Contracts, or any other obligations of Finance Subsidiary or Seller.

                  (b) In addition to any ownership interest which the Agent may from time to time acquire pursuant hereto, Finance Subsidiary hereby grants to the Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Finance Subsidiary's right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each

                                       40

Lockbox, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this
Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

                  Section 13.15 Limited RecourseSection 13.15 . Notwithstanding
anything to the contrary contained herein, the obligations of PARCO under this
Agreement are solely the obligations of PARCO and, in the case of obligations of
PARCO other than Commercial Paper, shall be payable at such time as funds are received by or are available to PARCO in excess of funds necessary to pay in full all outstanding Commercial Paper and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against PARCO but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11, United States
Code (Bankruptcy)) of any such party shall be subordinated to the payment in full of all Commercial Paper.

                  No recourse under any obligation, covenant or agreement of
PARCO contained in this Agreement shall be had against any member, manager, officer, director, employee or agent of PARCO, JPMorgan Chase as PARCO's administrative agent or funding agent, PARCO's manager, or any of their
Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely an obligation of PARCO individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, employee or agent of PARCO, JPMorgan Chase as PARCO's administrative agent or funding agent, PARCO's manager, or any of their
Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of PARCO contained in this
Agreement, or implied therefrom, and that any and all personal liability for breaches by PARCO of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such member, manager, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement;
provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them. The provisions of this Section 13.15 shall survive termination of this Agreement.

                            [SIGNATURE PAGES FOLLOW]

                                       41

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

                                            AFFINIA RECEIVABLES LLC

                                            By:        /s/ Thomas Madden
                                               ------------------------------
                                            Name: Thomas Madden
                                            Title:   Treasurer

                                            AFFINIA GROUP INC.

                                            By:        /s/ Thomas Madden
                                               ------------------------------
                                            Name: Thomas Madden
                                            Title: Chief Financial Officer and
                                                   Treasurer

                                            PARK AVENUE RECEIVABLES COMPANY LLC

                                            By:       /s/ Kevin P. Burns
                                               ------------------------------
                                                     Authorized Signatory

                                            JPMORGAN CHASE BANK, N.A., as a
                                            Financial Institution and as Agent

                                            By:         /s/ Leo Loughead
                                               ------------------------------
                                            Name: Leo Loughead
                                            Title:   Managing Director

                                       42

                                   SCHEDULE A

                                   DEFINITIONS

                  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the
State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

                  "Accrual Period" means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter. If the first Accrual Period is less than a calendar month, in connection with calculations of amounts hereunder for such period, the
Agent, in its reasonable discretion, may use historical data or mathematical models to estimate or interpolate such amounts for such period. Where this
Agreement refers to amounts for Accrual Periods that ended before the date of this Agreement, such amounts will be deemed to be the amounts set forth in
Schedule G.

                  "Accruals for Contractual Dilution" means, with respect to
Receivables originated during any Accrual Period, the greatest of (a) 12.0% of such Receivables, (b) the amount accrued on the books of the Sellers relating to unrealized Contractual Dilution with respect to such Receivables, and (c)
$30,000,000.

                  "Adjusted Receivables" means Receivables of any Obligor other than Genuine Parts Co., General Parts, Inc., CSK Auto Corporation and The Pep
Boys - Manny, Moe & Jack.

                  "Affected Financial Institution" has the meaning specified in
Section 12.1(c).

                  "Affiliate" means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries,
Controls or is Controlled by or is under common Control with the Person specified.

                  "Agent" has the meaning set forth in the preamble to this
Agreement.

                  "Aggregate Capital" means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

                  "Aggregate Reduction" has the meaning specified in Section
1.3.

                  "Aggregate Reserves" means, on any date of determination, the sum of the Loss Reserve, the Dilution Reserve and the Yield and Servicer Fee
Reserve.

                                     Page 1

                  "Aggregate Unpaids" means, at any time, an amount equal to the sum of all Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.

                  "Agreement" means this Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

                  "Amortization Date" means the earliest to occur of (i) the
Business Day on which an Amortization Event set forth in Section 9.1(d)(ii)
occurs, (ii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, (iii) the date which is 15 Business Days after the Agent's receipt of written notice from Finance
Subsidiary that it wishes to terminate the facility evidenced by this Agreement, and (iv) the Scheduled Amortization Date.

                  "Amortization Event" has the meaning specified in Article IX.

                   "Applicable Stress Factor" means, at any time, (i) 2.00 when
Affinia Group's Debt Rating shall be equal to or higher than BB- as rated by S&P and B2 as rated by Moody's, (ii) 2.25 when Affinia Group's Debt Rating shall be equal to B+ as rated by S&P or B3 as rated by Moody's, and (iii) 2.50 when
Affinia Group's Debt Rating shall be lower than B+ as rated by S&P or B3 as rated by Moody's (or when Affinia Group's Debt Rating shall be withdrawn) or, notwithstanding clauses (i) and (ii), when there is a default of any
Indebtedness of the Finance Subsidiary, or on any material Indebtedness of the
Servicer and Affinia Group; provided, however, that (a) if the ratings established or deemed to have been established by S&P and Moody's, respectively, fall within different levels, the Applicable Stress Factor will be based on the lower of the two ratings, and (b) if S&P and Moody's (but not both) is not then rating Affinia Group, the Applicable Stress Factor will be based on the single rating then in effect.

                  "Assignment Agreement" has the meaning set forth in Section
12.1(b).

                  "Authorized Officer" means, with respect to any Person, its president, corporate controller, treasurer or chief financial officer.

                  "Base Rate" means a rate per annum equal to (i) the corporate base rate, prime rate or base rate of interest, as applicable, announced by
JPMorgan from time to time, changing when and as such rate changes, plus (ii)
the Applicable Margin.

                  "Broken Funding Costs" means for any Purchaser Interest which:
(i) has its Capital reduced without compliance by Finance Subsidiary with the notice requirements hereunder or (ii) does not become subject to an Aggregate
Reduction following the delivery of any Reduction Notice or (iii) terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the Agent to relate to such Purchaser
Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate
Reduction was designated to occur pursuant to the Reduction Notice) of the
Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the

                                       2

extent all or a portion of such Capital is allocated to
another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser
Interest, and (y) to the extent such Capital is not allocated to another
Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant
Purchaser or Purchasers agree to pay to Finance Subsidiary the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

                  "Business Day" means any day on which banks are not authorized or required to close in New York, New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

                  "Capital" of any Purchaser Interest means, at any time, (A)
the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

                  "Change of Control" means either (i) with respect to Finance
Subsidiary, the failure by Affinia Group to own more than 100% of the outstanding common stock and preferred stock of Finance Subsidiary, or (ii) with respect to any Seller Party other than Finance Subsidiary, as defined in the
Senior Credit Agreement.

                  "Charged-Off Receivables" shall mean, with respect to any date of determination, all Receivables (or portions thereof) which, in accordance with the Credit and Collection Policy, have or should have been written off as uncollectible, including, without limitation, (i) the Receivables of any Obligor which becomes the subject of any voluntary or involuntary bankruptcy, insolvency, liquidation, reorganization or similar proceeding, (ii) all
Receivables as to which the Obligor thereof, if a natural person, is deceased and (iii) all Receivables which have been identified by the Finance Subsidiary as uncollectible.

                  "Collateral Agreement" means the Guarantee and Collateral
Agreement dated November 30, 2004, among Affinia Group Holdings Inc., a Delaware corporation, Affinia Group, certain subsidiary loan parties and JPMorgan.

                  "Collection Account" means each concentration account,
depositary account, Lockbox account or similar account in which any Collections are collected or deposited and which is listed on Schedule F.

                  "Collection Bank" means, at any time, any of the banks holding one or more Collection Accounts.

                                       3

                  "Collections" means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof, all cash proceeds of the disposition of Charged-Off
Receivables, and all cash proceeds of Related Security with respect to such
Receivable.

                  "Commercial Paper" means promissory notes of Conduit issued by
Conduit in the commercial paper market.

                  "Commitment" means, for each Financial Institution, the
commitment of such Financial Institution to purchase Purchaser Interests from
Finance Subsidiary, in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Financial Institution's name on Schedule B to this
Agreement, as such amount may be modified in accordance with the terms hereof, and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.

                  "Conduit" has the meaning set forth in the preamble to this
Agreement.

                  "Concentration Limit" means, at any time, for any Obligor,
8.75% of the Eligible Receivables, or such other amount (a "Special
Concentration Limit") for such Obligor set forth in the Fee Letter or otherwise designated by the Agent; provided, that (i) in the case of an Obligor and any
Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and (ii) Company or the
Required Financial Institutions may, upon not less than five (5) Business Days'
notice to Affinia Group, cancel any Special Concentration Limit based on changes in the creditworthiness or financial condition of such Obligor and such
Affiliates in the Agent's reasonable judgment.

                  "Contingent Obligation" of a Person means any agreement,
undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

                  "Contract" means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such
Receivable arises or which evidences such Receivable.

                  "Contractual Dilution" means any non-cash reduction to a
Receivable for which a liability has previously been accrued and accounted for in the balance of Accruals for Contractual Dilution due to (a) reporting credits or rebate credits (consisting of the portion of the Outstanding Balance of any
Receivable that is reduced as a results of a rebate earned by an Obligor in consideration for payment by such Obligor within the terms specified in the relevant Contract to for such rebate), (b) return credits (consisting of the
Outstanding Balance of any Receivables that is reduced as a result of good or services returned by an Obligor to a Seller, subject to such Seller's return limitations), and (c) core credits (consisting of the portion of the

                                       4

Outstanding Balance of any Receivable that is reduced as a result of an
Obligor's return to a Seller of packaging cores required to ship goods or services originated by a Seller).

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a
Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                  "Control Agreement" means an agreement substantially in the form of Exhibit IV among Affinia Group, any applicable Seller, Finance
Subsidiary, the Agent and a Lockbox Bank or Collection Bank, or otherwise satisfactory to Affinia Group, Finance Subsidiary, the Agent and the applicable
Lockbox Bank or Collection Bank.

                  "Control Notice" means a notice, in substantially the form of
Attachment 1 to Exhibit III, from the Agent to a Lockbox Bank or Collection
Bank.

                  "CP Costs" means, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial
Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled
Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser
Interest of Conduit pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if Finance Subsidiary shall request any Incremental Purchase during any period of time determined by the Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the
Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by Conduit in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital.

                  "Credit and Collection Policy" means Affinia Group's credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Schedule H hereto, as modified from time to time in accordance with this Agreement.

                  "Daily Reporting Period" shall have the meaning set forth in
Section 8.5(c).

                  "Days Sales Outstanding Ratio" means, at any time, (i) the aggregate Outstanding Balance of all Adjusted Receivables as of the last day of the prior Accrual Period, divided by (ii) the aggregate amount of Collections of
Adjusted Receivables received during such Accrual Period, multiplied by (iii)
30.

                                       5

                  "Debt Rating" means, at any time, the rating then assigned by
S&P and/or Moody's to Affinia Group's senior secured long-term debt securities without third party credit enhancement.

                   "Deemed Collections" means the aggregate of all amounts that
Finance Subsidiary shall have been deemed to have received as a Collection of a
Receivable, including, without limitation, as a result of the Dilution of any
Receivable. Finance Subsidiary shall be deemed to have received a Collection in full of a Receivable if at any time any of the representations or warranties in
Article V are no longer true with respect to any Receivable.

                  "Default Fee" means with respect to any amount due and payable by Finance Subsidiary in respect of any Aggregate Unpaids, an amount equal to interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 3%
above the Base Rate.

                  "Default Trigger Ratio" means, at any time, a percentage equal to (i) the aggregate outstanding balance of all Adjusted Receivables which are more than 60 and less than 91 days past due as of the last day of the most recently ended Accrual Period plus all Charged-Off Receivables that are Adjusted
Receivables written off during such Accrual Period, divided by (ii) the aggregate outstanding balance of all Adjusted Receivables originated during the
Accrual Period which ended five Accrual Periods prior to such Accrual Period.

                  "Defaulted Receivable" means a Receivable as to which any
payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment.

                  "Delinquency Ratio" means, at any time, a percentage equal to
(i) the aggregate Outstanding Balance of all Receivables that were Delinquent
Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

                  "Delinquency Trigger Ratio" means, at any time, a percentage equal to (i) the aggregate outstanding balance of all Adjusted Receivables that were Delinquent Receivables as of the last day of the most recently ended
Accrual Period, divided by (ii) the aggregate outstanding balance of all
Adjusted Receivables as of the end of the most recently ended Accrual Period.

                  "Delinquent Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for 31 days or more from the original due date for such payment.

                  "Dilution" means (i) the Outstanding Balance of any Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount, dispute, rebate, netting, adjustment or otherwise by
Finance Subsidiary (other than cash Collections on account of the Receivables)
or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) and (ii) Contractual Dilutions.

                  "Dilution Horizon Factor" means, at any time, a ratio equal to
(i) the aggregate outstanding Balance of all Receivables originated during the three Accrual Periods ending immediately prior to the last day of the most recently ended Accrual Period, divided by (ii) the Eligible Receivables balance as of the end of the most recently ended Accrual Period.

                                       6

                  "Dilution Percentage" means as of any date of determination the greater of (i) 15% and (ii) a percentage calculated in accordance with the following formula:

DP = [(ASF x ADR) + [(HDR - ADR) x (HDR/ADR)]] x DHF

where:

       DP        =      the Dilution Percentage;
       ADR       =      the average of the monthly Dilution Ratios occurring
                        during the 12 most recent Accrual Periods;
       ASF       =      Applicable Stress Factor;
       HDR       =      the highest average three-month Dilution Ratio occurring
                        during the 12 most recent Accrual Periods; and
       DHF       =      the Dilution Horizon Factor at such time.

                  "Dilution Ratio" means, for each Accrual Period, a percentage equal to (i) the aggregate amount of all Dilutions, excluding Contractual
Dilutions, which occurred during such Accrual Period, divided by (ii) the aggregate outstanding balance of all Receivables generated by the Sellers during the Accrual Period three months prior to such Accrual Period.

                  "Dilution Reserve" means, at any time, an amount equal to the product of (i) the Net Receivables Balance as of the close of business on such date, times (ii) the Dilution Percentage.

                  "Dilution Trigger Ratio" means, for each Accrual Period, a percentage equal to (i) the aggregate amount of Dilutions with respect to
Adjusted Receivables which occurred during such Accrual Period, divided by (ii)
the aggregate outstanding balance of all Adjusted Receivables generated by the
Sellers during such Accrual Period.

                  "Discount Rate" means, the LIBO Rate or the Base Rate, as
applicable, with respect to each Purchaser Interest of the Financial
Institutions.

                  "Early Amortization Date" means date on which an Early
Amortization Event is declared to have occurred or has automatically occurred pursuant to Section 9.2(ii).

                  "Early Amortization Event" means any Amortization Event that occurs other than solely by reason of the occurrence of the Scheduled
Amortization Date.

                  "Eligible Receivable" means, at any time, a Receivable:

                  (i) the Obligor of which (a) if a natural person, is a
         resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the
         United States, (b) is not an Affiliate of any of the parties hereto, and (c) is not a government or a governmental subdivision or agency,

                                       7

                  (ii) the Obligor of which is not the Obligor of any
         Charged-Off Receivable and the Obligor of which does not have Defaulted
         Receivables the Outstanding Balance of which exceeds an amount equal to
         15% of the Outstanding Balance of all Receivables of such Obligor on any date of determination,

                  (iii) which is not a Charged-Off Receivable or a Delinquent
         Receivable,

                  (iv) that, according to the Contract related thereto, is
         required to be paid in full either

                            (a) with respect to Receivables of each Seller other
                     than Wix Filtration Corp., (1) within 90 days of the
                     original billing date therefor, or (2) within more than 90 but not more than 180 days of the original billing date
                     therefor if the aggregate Outstanding Balance of such
                     Receivables and all other Receivables having similar
                     payment terms does not exceed 25% of the Outstanding
                     Balance of Receivables, or (3) within more than 180 but not more than 270 days of the original billing date therefor if the aggregate Outstanding Balance of such Receivables and
                     all other Receivables having similar payment terms does not exceed 5% of the Outstanding Balance of all Receivables,

                            (b) with respect to Receivables of Wix Filtration
                     Corp., (1) within four months of the original billing date therefor, and (2) within a weighted average term of two
                     months after the original billing date therefor, or

                            (c) under such other terms as shall be agreed to in
                     writing by the Agent,

                  (v) which is an "account" or "payment intangible" within the meaning of Section 9-102(a)(2) and Section 9-102(a)(62), respectively, of the UCC of all applicable jurisdictions, and is not represented by a promissory note receivable,

                  (vi) which is denominated and payable only in United States dollars in the United States,

                  (vii) which arises under a Contract that, together with such
         Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and is not subject to any right of rescission, offset, counterclaim or other defense (including defenses arising out of violations of usury law for failure of the relevant Seller to be qualified to do business as a foreign corporation) of the applicable Obligor against any Seller or any other
         Liens, and the Obligor thereon holds no right as against any Seller to cause any Seller to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract or defective goods in accordance with the terms of the Contract),

                  (viii) which arises under a Contract which (A) which pursuant to a valid contractual provision does not contain an enforceable requirement that the Obligor under such Contract consent to the transfer, sale or assignment of the rights of the Seller under such
         Contract and (B) does not contain a confidentiality provision that

                                       8

         purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

                  (ix) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by a Seller,

                  (x) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto
         (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

                  (xi) which satisfies all applicable requirements of the Credit and Collection Policy,

                  (xii) which was generated in the ordinary course of a Seller's business,

                  (xiii) which arises solely from the sale of goods or the
         provision of services to the related Obligor by a Seller, and not by any other Person (in whole or in part),

                  (xiv) which has not been extended, rewritten or otherwise
         modified from the original terms thereof (including customer adjustments and chargebacks), except in a manner in accordance with the
         Credit and Collections Policy,

                  (xv) as to which the applicable Seller has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor (and which do not include any Receivables relating to goods which were delivered "free on board" in the last two days of the applicable Accrual Period) , and

                  (xvi) all right, title and interest to and in which has been validly transferred by the applicable Seller directly to Finance
         Subsidiary under and in accordance with the Receivables Sale Agreement, and Finance Subsidiary has good title thereto free and clear of any
         Liens.

                  "Environmental Laws" means all applicable federal, state,
local and foreign laws (including common law), treaties, regulations, rules, directives, orders, injunctions, decrees, notices or legally binding agreements, in each case issued, promulgated or entered into by any Governmental Authority relating to protection of the environment, natural resources, human health and safety (as relating to Hazardous Materials, the environment or occupational health and safety), or the presence of, Release of, or exposure to, Hazardous
Materials.

                  "Environmental Liability" means liabilities, obligations,
damages, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and medical monitoring, investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or

                                       9

noncompliance with any Environmental Law, (b) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous
Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Finance Subsidiary, is treated as a single employer under Section 414 of the Code.

                  "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a
Plan (other than reportable events with respect to which the 30-day notice period has been waived), (b) the existence with respect to any Plan of an
"accumulated funding deficiency" (as defined in Section 412 of the Code or
Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section
412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the
Finance Subsidiary or any of its ERISA Affiliates of any liability under Title
IV of ERISA with respect to the termination of any Plan, (e) the receipt by the
Finance Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Finance
Subsidiary or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Finance Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Finance Subsidiary or any ERISA
Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                  "Excluded Obligor" means AutoZone Inc.

                  "Federal Bankruptcy Code" means Title 11 of the United States
Code entitled "Bankruptcy," as amended, and any successor statute thereto.

                  "Federal Funds Effective Rate" means, for any period, a
fluctuating interest rate per annum for each day during such period equal to (a)
the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding
Business Day) by the Federal Reserve Bank of New York in the Composite Closing
Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

                                       10

                  "Fee Letter" means that certain letter agreement dated as of the date hereof among Finance Subsidiary, Affinia Group and the Agent, as it may
be amended or modified and in effect from time to time.

                  "Finance Charges" means, with respect to a Contract, any
finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

                  "Financial Institutions" has the meaning set forth in the
preamble to this Agreement.

                  "Finance Subsidiary" has the meaning set forth in the preamble to this Agreement.

                  "Fitch" means Fitch, Inc.

                  "Funding Agreement" means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of Conduit.

                  "Funding Source" means (i) any Financial Institution or (ii)
any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Conduit.

                  "GAAP" means generally accepted accounting principles in
effect in the United States of America as of the date of this Agreement.

                  "Governmental Authority" means the government of the United
States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Hazardous Materials" means (i) all petroleum products or
byproducts and all other petroleum hydrocarbons, coal ash, radon gas, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (ii) all chemicals, materials, substances or wastes that are prohibited, limited or regulated by or pursuant to any Environmental Law.

                  "Incremental Purchase" means a purchase of one or more
Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

                  "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii)
obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such
Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii)

                                       11

Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

                  "Independent Director" shall mean a member of the Board of
Directors of Finance Subsidiary who is not at such time, and has not been at any time during the preceding five (5) years, (A) a director, officer, employee or affiliate of Finance Subsidiary, Affinia Group or any Seller, or any of their respective Subsidiaries or Affiliates, or (B) the beneficial owner (at the time of such individual's appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of Finance Subsidiary, Affinia Group, or any of their respective
Subsidiaries or Affiliates, having general voting rights;

                  "JPMorgan" means JPMorgan Chase Bank, N.A., in its individual capacity and its successors.

                  "JPMorgan Roles" shall have the meaning set forth in Section
13.13.

                  "LIBO Rate" means the rate per annum equal to the sum of (i)
(a) the applicable British Bankers' Association Interest Settlement Rate for
deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m.
(London time) two Business Days prior to the first day of the relevant Tranche
Period, and having a maturity equal to such Tranche Period, provided that, (i)
if Reuters Screen FRBD is not available to the Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in
U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and
(ii) if no such British Bankers' Association Interest Settlement Rate is
available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the Agent to be the rate at which
JPMorgan offers to place deposits in U.S. dollars with first-class banks in the
London interbank market at approximately 11:00 a.m. (London time) two Business
Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) the
Applicable Margin set forth in the Fee Letter. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

                  "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                                       12

                  "Lockbox" means each locked postal box with respect to which a bank who has executed a Control Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule F.

                  "Lockbox Bank" means, at any time, any of the banks holding one or more Lockboxes.

                  "Loss Horizon Factor" means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables originated during the four Accrual Periods ending immediately prior to the last day of the most recently ended Accrual Period, divided by (ii) the Net Receivables Balance as of the end of the most recently ended Accrual Period.

                  "Loss Percentage" means at any time the greater of (i) 35% and
(ii) a percentage calculated in accordance with the following formula:

LP = ASF x LHF x LR

where:

       ASF       =       Applicable Stress Factor;
       LP        =       the Loss Percentage;
       LHF       =       the Loss Horizon Factor; and
       LR        =       the highest three-month rolling average of the Loss
                         Ratios occurring during the 12 most recent Accrual
                         Periods.

                  "Loss Ratio" means, at any time, a ratio (expressed as a
percentage) equal to (i) the sum of (a) the aggregate outstanding balance of all
Receivables which are more than 60 and less than 91 days past due as of the last day of the most recently ended Accrual Period and (b) the aggregate outstanding amount of all Charged-Off Receivables which were written off during such Accrual
Period that were less than 61 days past due, divided by (ii) the aggregate outstanding balance of all Receivables originated during the Accrual Period which ended five Accrual Periods prior to such Accrual Period.

                  "Loss Reserve" means, at any time, an amount equal to the Loss
Percentage multiplied by the Net Receivables Balance as of the close of business of the Servicer at such time.

                  "Material Adverse Effect" means a material adverse effect on
(i) the financial condition or operations of any Seller Party and its
Subsidiaries, (ii) the ability of any Seller Party to perform its obligations under this Agreement or the Performance Guarantor to perform its obligations under the Performance Undertaking, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any
Purchaser's interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

                                       13

                  "Maximum Purchaser Interest" means 100%.

                  "Minimum Net Worth" means with respect to any Calculation
Period (as defined in the Receivables Sale Agreement), Net Worth (as defined in the Receivables Sale Agreement) of at least [ ] as of the end of such
Calculation Period.

                  "Monthly Report" shall have the meaning set forth in Section
8.6(i).

                  "Monthly Reporting Period" shall have the meaning set forth in
Section 8.5(a).

                  "Moody's" means Moody's Investors Service, Inc.

                  "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

                  "Net Receivables Balance" means, at any time, the aggregate
Outstanding Balance of all Eligible Receivables at such time reduced by (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such
Obligor, (ii) Accruals for Contractual Dilution, and (iii) Collections which have been received but have not yet been applied to reduce the Outstanding
Balance of Receivables.

                  "Obligations" shall have the meaning set forth in Section 2.1.

                  "Obligor" means a Person obligated to make payments pursuant to a Contract.

                  "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

                  "Participant" has the meaning set forth in Section 12.2.

                  "Performance Guarantor" means Affinia Group.

                  "Performance Undertaking" means that certain Performance
Undertaking, dated as of November 30, 2004, by the Performance Guarantor in
favor of Finance Subsidiary, substantially in the form of Exhibit VI, as the same may be amended, restated or otherwise modified from time to time.

                  "Periodic Report" shall have the meaning set forth in Section
8.6.

                  "Person" means an individual, partnership, corporation
(including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "Plan" means any employee pension benefit plan subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code, and
in respect of which the Affinia Group or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an
"employer" as defined in Section 3(5) of ERISA.

                                       14

                  "Pooled Commercial Paper" means Commercial Paper notes of
Conduit subject to any particular pooling arrangement by Conduit, but excluding
Commercial Paper issued by Conduit for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Conduit.

                  "Potential Amortization Event" means an event which, with the passage of time or the giving of notice, or both, would constitute an
Amortization Event.

                  "Proposed Reduction Date" has the meaning set forth in Section
1.3.

                  "Pro Rata Share" means, for each Financial Institution, a
percentage equal to (i) the Commitment of such Financial Institution, divided by
(ii) the aggregate amount of all Commitments of all Financial Institutions hereunder.

                  "Purchase Limit" means $100,000,000.

                  "Purchase Notice" has the meaning set forth in Section 1.2.

                  "Purchase Price" means, with respect to any Incremental
Purchase of a Purchaser Interest, the amount paid to Finance Subsidiary for such
Purchaser Interest which shall not exceed the least of (i) the amount requested by Finance Subsidiary in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date, and (iii) the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate
Capital determined as of the date of the most recent Periodic Report, taking into account such proposed Incremental Purchase.

                  "Purchasers" means Conduit and each Financial Institution.

                  "Purchaser Interest" means, at any time, an undivided
percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related
Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

                        C
             -----------------------
                     NRB - AR

         where:

         C        =        the Capital of such Purchaser Interest.

         AR       =        the Aggregate Reserves.

         NRB      =        the Net Receivables Balance.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Purchaser
Interest shall be automatically

                                       15

recomputed (or deemed to be recomputed) on each day prior to the Amortization
Date. The variable percentage represented by any Purchaser Interest as computed
(or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

                  "Purchasing Financial Institution" has the meaning set forth in Section 12.1(b).

                  "Receivable" means the indebtedness and other obligations owed to any Seller, (without giving effect to any transfer or conveyance under the
Agreement) or Finance Subsidiary (after giving effect to the transfers under the
Agreement) or certain indebtedness and certain other obligations owed to the
Sellers, on November 30, 2004 after giving effect to the terms of the Stock and
Asset Purchase Agreement, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale or the rendering of services by any Seller on and after November 30, 2004, including, without limitation, the obligation to pay any Finance Charges with respect thereto; provided, however, that no obligation of an Excluded Obligor shall constitute a "Receivable". Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a
Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.

                  "Receivables Sale Agreement" means that certain Receivables
Sale Agreement, dated as of November 30, 2004 among Affinia Group, as Seller
Agent, the Sellers, and Finance Subsidiary, as the same may be amended, restated
or otherwise modified from time to time in accordance with the terms of this
Agreement.

                  "Records" means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any
Related Security therefor and the related Obligor.

                  "Reduction Notice" has the meaning set forth in Section 1.3.

                  "Regulatory Change" has the meaning set forth in Section
10.2(a).

                  "Reinvestment" has the meaning set forth in Section 2.2.

                  "Related Security" means, with respect to any Receivable:

                  (i) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

                  (ii) all service contracts and other contracts and agreements associated with such Receivable,

                  (iii) all Records related to such Receivable,

                                       16

                  (iv) all of Finance Subsidiary's right, title and interest in, to and under the Receivables Sale Agreement in respect of such
         Receivable and all of Finance Subsidiary's right, title and interest in, to and under the Performance Undertaking, and

                  (v) all proceeds of any of the foregoing.

                  "Reporting Period" means, a Monthly Reporting Period, a Weekly
Reporting Period or a Daily Reporting Period, as the case may be.

                  "Required Financial Institutions" means, at any time,
Financial Institutions with Commitments in excess of 51% of the Purchase Limit.

                  "Required Notice Period" means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

              Aggregate Reduction                   Required Notice Period
              -------------------                   ----------------------
         (less than or equal to) $25,000,000        two Business Days
         $25,000,000 to $50,000,000                 three Business Days
         >$50,000,000                               five Business Days

                  "Requirement of Law" means, with respect to any Person, (i)
the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Finance Subsidiary now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Finance Subsidiary, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Finance Subsidiary now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the
Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of
Finance Subsidiary now or hereafter outstanding, and (v) any payment of management fees by Finance Subsidiary (except for reasonable management fees to
Affinia Group or any Seller or any Affiliate thereof in reimbursement of actual management services performed).

                  "S&P" means Standard & Poor's Ratings Services, a division of
The McGraw Hill Companies, Inc.

                                       17

                  "Scheduled Amortization Date" means November 30, 2009.

                  "Seller" means each of Brake Parts Inc., a Delaware
corporation, Krizman International Inc., a Delaware corporation, and Wix
Filtration Corp., a Delaware corporation, each in their capacity as seller under the Receivables Sale Agreement.

                  "Seller Parties" has the meaning set forth in the preamble to this Agreement.

                  "Senior Credit Agreement" shall mean that certain credit
agreement dated as of November 30, 2004, among Affinia Group Holdings Inc.,
Affinia Group as Borrower, certain Lenders, JPMorgan, as Administrative Agent and Collateral Agent, Goldman Sachs Credit Partners, L.P. and Credit Suisse
First Boston, as Co-Syndication Agents, and Deutsche Bank AG, Cayman Islands
Branch, as Documentation Agent, as in effect on the date hereof, plus amendments approved by the Required Financial Institutions.

                  "Servicer" means at any time the Person (which may be the
Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

                  "Servicing Fee" has the meaning set forth in Section 8.6.

                  "Subsidiary" of a Person means (i) any corporation more than
50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its
Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a
"Subsidiary" shall mean a Subsidiary of Finance Subsidiary.

                  "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental
Authority.

                  "Termination Date" has the meaning set forth in Section 2.2.

                  "Terminating Tranche" has the meaning set forth in Section
4.3(b).

                  "Tranche Period" means, with respect to any Purchaser Interest held by a Financial Institution:

                  (a) if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the Agent and Finance Subsidiary, commencing on a Business Day selected by Finance Subsidiary or the Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

                                       18

                  (b) if Yield for such Purchaser Interest is calculated on the basis of the Base Rate, a period commencing on a Business Day selected by
Finance Subsidiary, provided no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such
Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche
Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the Agent.

                  ["Transaction Documents" means, collectively, this Agreement, the Performance Agreement, each Purchase Notice, the Receivables Sale Agreement, each Control Agreement, the Fee Letter, the Intercompany Note (as defined in the
Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.]

                  "Transactions" means (a) the transactions contemplated by the
Receivables Sale Agreement, the Agreement and all other Transaction Documents,
(b) the execution, delivery and performance by each Seller Party of the
Transaction Documents to which each is to be a party, and (c) the payment of all fees under the Fee Letter, and (d) Finance Subsidiary's use of the proceeds of purchases made under the Agreement.

                  "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

                  "Weekly Report" shall have the meaning set forth in Section
8.6(ii).

                  "Weekly Reporting Period" shall have the meaning set forth in
Section 8.5(b).

                  "Yield" means for each respective Tranche Period relating to
Purchaser Interests of the Financial Institutions, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such
Tranche Period, annualized on a 360 day basis.

                  "Yield and Servicer Fee Percentage" means, at any time, the sum of (A) an amount equal to the greater of 1.5% and the ratio (expressed as a percentage) equal to the product of (i) 1.5, multiplied by (ii) the Prime Rate plus 2.0%, multiplied by (iii) the product of (a) the highest three-month average Days Sales Outstanding Ratio over the prior twelve months, divided by
(b) 360, and (B) an amount equal to the greater of 0.5% and the ratio (expressed as a percentage) equal to the product of (i) 2.0%, multiplied by (ii) the product of (a) the highest three-month average Days Sales Outstanding Ratio over the prior twelve months, divided by (b) 360 .

                  "Yield and Servicer Fee Reserve" means, at any time, an amount equal to the product of (a) the Yield and Servicer Fee Percentage, multiplied by
(b) the Net Receivables Balance as of the close of business of the Servicer on such date.

                                       19